Exhibit (h)(2)(ii)

AUTHORIZED PARTICIPANT AGREEMENT

FOR

CSOP ETF TRUST

ANNEX I

Effective October 19, 2015

CREATION UNIT SIZE FOR FUND SHARES

CSOP FTSE China A50 ETF	50,000
CSOP MSCI China A International Hedged ETF	50,000
CSOP CSI 300 Smart ETF	50,000

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